EXHIBIT 99.01
Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

16 August 2005

Shire Pharmaceuticals Group plc (the “Company”)

Notification of Acquisition of American Depositary Shares by Persons Discharging
Managerial Responsibilities

The Company announces that on 15 August 2005 Mr Matthew Emmens, Chief Executive Officer of the Company, acquired 5670 American depositary receipts, representing 17,010 ordinary shares of £0.05 each in the Company. 5470 American depositary receipts were acquired at a price of $35.24 per American depositary receipt and 200 American depositary receipts were acquired at a price of $35.23 per American depositary receipt. The Company was notified of this acquisition on 15 August 2005. As a result of this transaction, Mr Emmens has a total interest in 17,010 ordinary shares in the Company.

This notification was provided to the Company in satisfaction of Mr Emmens’ obligations under sections 324 to 328 of the Companies Act 1985 and Disclosure Rule 3.1.2 promulgated by the Financial Services Authority.

T May
Company Secretary

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Brian Piper (North America)	+1 484 595 8252

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently focuses on developing and marketing products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal diseases. Shire has operations in the world’s key

Registered in England 2883758 Registered Office as above

pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire, please visit the Company’s website: www.shire.com.